SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	July 3, 2008

Wells Real Estate Fund II-OW

(Exact Name of Registrant as Specified in Charter)

Georgia	0-17876	58-1754703
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreements

On July 3, 2008, Fund II and Fund III Associates (the "Joint Venture"), a joint venture partnership between Fund II and Fund II-OW and Wells Real Estate Fund III, L.P., entered into a 63-month lease agreement (the "Agreement") with Lockheed Martin Corporation. ("Lockheed"), an unrelated third party, for approximately 52% of 2100 Space Park Drive, a four-story office building containing approximately 116,000 square feet located in Houston, TX. Fund II and Fund II-OW is a joint venture partnership between Wells Real Estate Fund II and Wells Real Estate Fund II-OW (the "Registrant"). The Joint Venture owns 100% of 2100 Space Park Drive. The Registrant owns an equity interest of approximately 3.4% in the Joint Venture.

The commencement date of the Agreement is the earlier of the date on which (i) the tenant improvements are substantially complete, or (ii) Lockheed accepts possession and occupies the space. Under the Agreement, base rent of approximately $87,000 is payable monthly following a three-month rental abatement period and is scheduled to increase by approximately 2.8% in the twenty-eighth month and in the fortieth month of the lease. In addition to monthly base rent, Lockheed is also required to reimburse the Joint Venture for its share of all operating expenses and real estate taxes for 2100 Space Park Drive based on the total rental square feet leased. Lockheed is also entitled to a landlord-funded tenant improvement allowance of approximately $777,000. Lockheed has the right to extend the lease term for two renewal periods of three years and five years, respectively, at the then fair market rental rate. Lockheed also has the right to terminate the Agreement or to reduce the square footage leased by providing 120 days notice and full satisfaction of the conditions set forth in the Agreement. Upon providing notification, Lockheed will incur a termination fee equal to the sum of the unamortized tenant improvement allowance, rental abatement costs, and leasing commissions incurred.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND II-OW (Registrant)

By:	WELLS CAPITAL, INC. General Partner

By:	/s/ Douglas P. Williams Douglas P. Williams Senior Vice President

Date: July 9, 2008